Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Harmonic Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP
San Jose, California
November 6, 2015